Exhibit 5.1

Stikeman Elliott LLP
199 Bay Street
Suite 5300, Commerce Court West
Toronto, ON M5L 1B9
Tel: 416-869-5500 Fax: 416-947-0866

November 3, 2026

Shopify Inc.
151 O’Connor Street, Ground Floor
Ottawa, Ontario K2P 2L8

Re:	Shopify Inc.
Registration Statement on Form S-3

Dear Sirs/Mesdames:
We have acted as Canadian counsel to Shopify Inc. (the “Company”), a corporation governed by the Canada Business Corporations Act (the “CBCA”), in connection with the Registration Statement on Form S-3 (excluding the documents incorporated by reference therein, the “Registration Statement”) filed on November 3, 2026, by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company for its issue and sale from time to time of, Class A subordinate voting shares and preferred shares, issuable in series, in each case, in the capital of the Company (the “Securities”), in each case in the manner described in the prospectus contained in the Registration Statement and to be set forth in any supplement to such prospectus.

The opinion expressed herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein as in effect on the date hereof.

We have examined the Registration Statement and have considered such questions of law, examined originals or copies of such statutes, regulations, documents, records, certificates and instruments and conducted such other examinations as we have considered necessary for the purposes of the opinion set forth below. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies. As to any facts material to the opinion expressed herein which were not independently established or verified, we have, with your consent, relied upon oral or written statements and representations of officers and other representatives of the Company. We have not undertaken any independent investigation to verify the accuracy or completeness of any of the foregoing or following assumptions.

For purposes of this opinion, we have also assumed:
(a)	at the time of the issuance of any Securities, the Company will validly exist and be in good standing under the CBCA;
(b)
if any Securities are to be issued or sold pursuant to any purchase, underwriting or other agreement, indenture or instrument relating to the creation, issuance, sale or delivery of the Securities (any such agreement, an “Agreement”), such Agreement will have been duly authorized, executed and delivered by the Company and the other parties thereto;

(c)	an appropriate prospectus supplement with respect to the offered Securities will have been prepared and filed in compliance with the Act and the applicable rules and regulations thereunder;

(d)
all Securities will be offered, issued and sold in compliance with applicable securities laws and in the manner stated in the Registration Statement, the prospectus contained therein, any necessary post-effective amendments to the Registration Statement, and the appropriate prospectus supplement;

(e)
all necessary corporate action will have been taken by the Company to duly authorize, create, sell, deliver and issue the Securities, and to duly authorize the terms of the offering of the Securities and related matters;

(f)
the terms, execution and delivery of the Securities (i) do not result in breaches of, or defaults under, agreements or instruments to which the Company is bound or violations of applicable statutes, rules, regulations or court or governmental orders, and (ii) comply with any applicable requirement or restriction imposed by any court or governmental body having jurisdiction over the Company;

(g)
at or prior to the time of the delivery of any Securities, the Registration Statement, including all necessary post-effective amendments, will remain effective under the Act and such effectiveness will not have been terminated or rescinded.

Based and relying upon and subject to the foregoing and the qualifications, assumptions and limitations set forth herein, we are of the opinion that the Securities, when issued, sold and paid for in full in the manner referred to in the Registration Statement, the prospectus contained therein or any supplement to such prospectus relating thereto and any applicable Agreement, will be validly issued and outstanding as fully paid and non-assessable shares in the capital of the Company.
We have no responsibility or obligation to: (i) update this opinion, (ii) take into account or inform the addressee or any other person of any changes in law, facts or other developments subsequent to the date hereof that do or may affect the opinion we express, or (iii) advise the addressee or any other person of any other change in any matter addressed in this opinion. Nor do we have any responsibility or obligation to consider the applicability or correctness of this opinion to any person other than the addressee.
This opinion is addressed to the Company in connection with the filing of the Registration Statement and may not be relied upon by any other person without our prior written consent. Notwithstanding the foregoing, we hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Yours very truly,

/s/ Stikeman Elliott LLP